Exhibit 10.2

WAIVER AND AMENDMENT NO. 2 TO
LOAN AND SECURITY AGREEMENT

                                This Waiver and Amendment No. 2 to Loan and Security Agreement (this “Amendment”) dated as of May 11, 2005, by and among LaSalle Business Credit, LLC, for itself, as a lender, and as Agent (“Agent”) for the lenders (“Lenders”) from time to time party to the Loan Agreement (as defined below), the Lenders party hereto, Easy Gardener Products, Ltd., a Texas limited Partnership (“Borrower”), EYAS International, Inc., a Texas corporation (“EYAS”), EG Product Management, L.L.C., a Texas limited liability company (“EG Product”), EG, L.L.C., a Nevada limited liability company (“EG”), Weatherly Consumer Products Group, Inc., a Delaware corporation (“WCP Group”), Weatherly Consumer Products, Inc., a Delaware corporation (“WCP”), and NBU Group, LLC, a Texas limited liability company (“NBU”; Borrower, EYAS, EG Product, EG, WCP Group, WCP and NBU are collectively referred to herein as the “Credit Parties” and each individually as a “Credit Party”).

Preliminary Statements

                                Agent, Lenders and Credit Parties entered into that certain Loan and Security Agreement dated as of April 27, 2004 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Loan Agreement.

                                The Credit Parties have requested that Agent and Lenders waive the Event of Default that exists under the Loan Agreement as a result of Borrower’s failure to comply with subsection 14(c) of the Loan Agreement for the 12 month period ending March 31, 2005 (the “March 2005 Leverage Default”).

                                The Credit Parties have further requested that Agent and Lenders amend the Loan Agreement in certain respects, as set forth below.

                                NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                1.               Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth herein, the Loan Agreement hereby is amended as follows:

                                (a)             The definition of “Eligible Inventory“ set forth in Section 1 of the Loan Agreement is amended and restated in its entirety, as follows:

                “Eligible Inventory” shall mean Inventory of a Borrowing Base Company which is acceptable to Agent in its sole but reasonable discretion for lending purposes. Without limiting Agent’s discretion, Agent shall, in general, consider Inventory of a Borrowing Base Company to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

                                (i)            it is owned by such Borrowing Base Company, such Borrowing Base Company has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

                                (ii)           it is located on one of the premises listed on Exhibit A (or other locations of which Agent has been advised in writing pursuant to subsection 12(b)(i) hereof) and, except as set forth in clause (ix) below, is not in transit;

                                (iii)          if held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) manufactured and saleable in accordance with applicable laws and new and unused and free from defects which would, in Agent’s sole determination, affect its market value;

                                (iv)          it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Agent has given its prior written approval and such Borrowing Base Company has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Agent shall require;

(v) Agent has determined, in accordance with Agent’s customary business practices, that it is not unacceptable due to age, type, category or quantity;

                                (vi)          it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of any Company contained in this Agreement;

(vii) it is not Excess Inventory;

(viii) it is not Inventory consisting of work-in-process, promotional items or packaging materials; and

                                (ix)           Inventory which otherwise satisfies the criteria for Eligible Inventory but is in transit from Asia and Europe to the United States shall be deemed Eligible Inventory so long (A) as such Borrowing Base Company has received adequate bills of lading representing such Inventory, as determined by Agent in its sole discretion, (B) the Inventory is fully insured in a manner satisfactory to Agent, (C) no Letter of Credit issued to the seller thereof in connection with the purchase of such Inventory is undrawn or outstanding, (D) such Borrowing Base Company has title to such Inventory (and the seller thereof has no retention of title or other claims to such Inventory), and (E) such Borrowing Base Company has taken such steps as Agent shall require to perfect Agent’s security interest therein (including without limitation, (1) if such Inventory is evidenced and deliverable pursuant to negotiable bills of lading, such negotiable bills of lading have been delivered to Agent or a customs broker that has agreed to hold such bills of lading for the benefit of Agent pursuant to an agreement satisfactory to Agent, and (2) if such Inventory is evidenced and deliverable pursuant to non-negotiable bills of lading issued by a bailee in the possession of such Inventory, (x) such non-negotiable bills of lading each name Agent as the consignee of the Inventory evidenced thereby, and (y) the bailee or other agent of such Borrowing Base Company in possession of such non-negotiable bills of lading has agreed, in writing, to act as Agent’s agent with respect to such non-negotiable bills of lading and the Inventory evidenced thereby).

(b) The definition of “Excess Availability” set forth in Section 1 of the Loan Agreement is amended and restated in its entirety, as follows:

                “Excess Availability” shall mean, as of any date of determination by Agent, the excess, if any, of the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, and (ii) the Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than thirty (30) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

(c) The definition of “Letter of Credit“ is added to Section 1 of the Loan Agreement, in appropriate alphabetical order, as follows:

“Letter of Credit” shall mean any letter of credit issued on behalf of Borrower in accordance with this Agreement.

(d) The definition of “Letter of Credit Obligations” is added to Section 1 of the Loan Agreement, in appropriate alphabetical order, as follows:

                “Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

(e) The first two paragraphs of Section 2(a) of the Loan Agreement are amended and restated in its entirety, as follows:

(a) Revolving Loans.

                Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, each Lender, severally and not jointly, shall, absent the occurrence of an Event of Default, make its Pro Rata Share of revolving loans and advances (the ”Revolving Loans”) requested by Borrower up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed an amount up to the sum of the following sublimits (the “Revolving Loan Limit”):

                                (i)            Up to eighty-five percent (85%), or such lesser percentage as determined by Agent in its sole but reasonable discretion, of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of a Borrowing Base Company’s business) of the Borrowing Base Companies’ Net Eligible Accounts; plus

                                (ii)           The lesser of (a) the sum of up to sixty percent (60%) of the lower of cost or market value of the Borrowing Base Companies’ Eligible Inventory consisting of finished goods, plus up to fifty percent (50%) of the lower of cost or market value of the Borrowing Base Companies’ Eligible Inventory consisting of raw materials, and (b) Four Million and No/100 Dollars ($4,000,000), whichever is less; plus

                                (iii)          Up to fifty percent (50%) against the face amount of commercial Letters of Credit issued or guaranteed by Agent for the purpose of purchasing Eligible Inventory; provided, that such commercial Letters of Credit are in form and substance satisfactory to Agent; plus

(iv) The Seasonal Amount; minus

(v) Such reserves as Agent elects, in its sole but reasonable discretion to establish from time to time;

provided, that (v) the amount of advances against Net Eligible Accounts that are Regular Datings and Extended Datings shall at no time exceed $6,000,000 in the aggregate, (w) the amount of advances against Net Eligible Accounts that are Extended Datings shall at no time exceed $2,000,000 in the aggregate, (x) the amount of advances against WCP’s Net Eligible Accounts and WCP’s Eligible Inventory shall at no time exceed $1,000,000 in the aggregate, (y) the amount of advances against Eligible Inventory that is in transit shall at no time exceed Five Hundred Thousand and No/100 Dollars ($500,000), and (z) the Revolving Loan Limit shall in no event exceed Twenty-Five Million and No/100 Dollars ($25,000,000) (the “Maximum Revolving Loan Limit”) except as such amount may be increased or, following the occurrence of an Event of Default, decreased, by all Lenders, in each Lender’s sole but reasonable discretion or decreased by Agent in its sole but reasonable discretion.

                The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrower shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment to the Revolving Loans in such order as Agent shall determine in its sole but reasonable discretion; provided that Agent may, in its sole discretion, permit such excess (the “Interim Advance”) to remain outstanding and continue to advance Revolving Loans to Borrower on behalf of Lenders without the consent of any Lender for a period of up to ninety (90) calendar days, so long as (i) the amount of the Interim Advances does not exceed at any time Two Million Three Hundred Thousand and No/100 Dollars ($2,300,000), (ii) the aggregate outstanding principal balance of the Revolving Loans does not exceed the Maximum Loan Limit, and (iii) Agent has not been notified by Requisite Lenders to cease making such Revolving Loans. If the Interim Advance is not repaid in full within ninety (90) days of the initial occurrence of the Interim Advance, no future advances may be made to Borrower without the consent of all Lenders until the Interim Advance is repaid in full.

(f) Section 3 of the Loan Agreement is amended and restated in its entirety, as follows:

3. LETTERS OF CREDIT.

(a) General Terms.

                Subject to the terms and conditions of the Agreement and the Other Agreements, during the Original Term or any Renewal Term, Agent may, in its sole discretion, from time to time issue, cause to be issued and co-sign for or otherwise guarantee, upon Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed One Million and No/100 Dollars

($1,000,000).  Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by Borrower without notice, presentment or demand and Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower for a Loan to reimburse such issuer. In the event such Loan is not advanced by Agent or Lenders for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Agent or Lenders) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Revolving Loans constitute Prime Rate Loans until repaid. Borrower shall remit to Agent, for the benefit of Lenders, a per annum Letter of Credit fee equal to three and one-quarter percent (3.25%) (provided, that such fee shall be increased to a per annum fee of five and one-quarter percent (5.25%) upon the occurrence and during the continuance of an Event of Default) on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month. Borrower shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b) Requests for Letters of Credit.

                Borrower shall make requests for Letters of Credit in writing at least three (3) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

(c) Obligations Absolute.

                Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Agent and/or Lenders if Agent and/or Lenders have reimbursed such issuer on Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which Borrower or any other Person may have against any beneficiary of any Letter of Credit or Agent, any Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, Agent, any Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s obligations hereunder. It is understood and agreed by Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

(d) Expiration Dates of Letters of Credit.

                The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.

(e) Participation.

                Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender’s Pro Rata Share (including, without limitation, all obligations of Borrower with respect thereto). Borrower hereby indemnifies Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit and agrees to reimburse Agent and each Lender for any payment made by Agent or any Lender to the issuer.

(g) Section 18(b) of the Loan Agreement is amended and restated in its entirety, as follows:

                (b)           Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the closing fee as provided in subsection 4(c)(i) or the Letter of Credit fee set forth in subsection 3(a) shall be paid to each Lender in proportion to its Pro Rata Share;

2. Waiver. Subject to the satisfaction of the conditions set forth herein, Agent and
Lenders hereby waive the March 2005 Leverage Default. The foregoing waiver shall not constitute a waiver of any other Events of Default that may exist, or a waiver of any future Events of Default that may occur (including, without limitation, any Event of Default arising from any other breach of subsection 14(c) of the Loan Agreement as of any date after March 31, 2005).

                                3.               Representations and Warranties of Credit Parties. Each Credit Party represents and warrants that, as of the date hereof:

                                (a)             Such Credit Party has the right and power and is duly authorized to enter into this Amendment;

                                (b)             No Event of Default or an event or condition which upon notice, lapse of time or both would constitute an Event of Default has occurred and is continuing;

                                (c)             The execution, delivery and performance by such Credit Party of this Amendment and the other agreements to which such Credit Party is a party (i) have been duly authorized by all necessary action on its part; (ii) do not and will not, by the lapse of time, giving of notice or otherwise, violate the provisions of the terms of its Articles of Incorporation or Organization, By-Laws or Operating Agreement, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which such Credit Party is a party, or which purports to be binding on such Credit Party or any of its properties; (iii) do not and will not, by lapse of time, the giving of notice or otherwise, contravene any governmental restriction to which such Credit Party or any of its properties may be subject; and (iv) do not and will not, except as contemplated in the Loan Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of Borrower’s properties under any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which such Credit Party is a party or which purports to be binding on such Credit Party or any of its properties;

                                (d)             No consent, license, registration or approval of any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment; and

                                (e)             This Amendment has been duly executed and delivered by such Credit Party and is enforceable against such Credit Party in accordance with its terms.

                                4.               Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions precedent:

                                (a)             Agent shall have received a fully-executed copy of this Amendment from Credit Parties and Lenders, which shall be in form and substance satisfactory to Agent;

                                (b)             Agent shall have received a fully-executed copy of a consent to this Amendment and a waiver by CapitalSource Finance LLC, each of which shall be in form and substance satisfactory to Agent and its legal counsel;

                                (c)             Borrower shall have paid an amendment fee to Agent in the amount of $5,000 and a waiver fee in the amount of $3,000, which fees shall be distributed by Agent to the Lenders in accordance with their Pro Rata Shares;

                                (d)             All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel; and

                                (e)             The absence of any Event of Default or any event which, if uncured, would become an Event of Default after notice or lapse of time (or both).

                                5.               Fees and Expenses. Borrower agrees to pay all legal fees and other expenses incurred by Agent in connection with this Amendment.

                                6.               Loan Agreement Remains in Force. Except as specifically modified hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and this Amendment shall not be a waiver of any rights or remedies which Agent or Lenders have provided for in the Loan Agreement and all such terms and conditions are herewith ratified, adopted, approved and accepted.

                                7.               No Novation. This Amendment is not intended to nor shall be construed to create a novation or accord and satisfaction with respect to any of the Liabilities.

                                8.               Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                                9.               Ratification. Except as expressly modified hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Loan Agreement thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

LASALLE BUSINESS CREDIT, LLC,
as Agent and a Lender

By /s/ Scott R. Busch

Its FVP

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender

By /s/ Adam Lutostanski

Its Commercial Banking Officer

EASY GARDENER PRODUCTS, LTD.,
as Borrower

By /s/ Richard M. Kurz

Its CFO

EYAS INTERNATIONAL, INC.,
as a Credit Party

By /s/ Richard M. Kurz

Its CFO

EG PRODUCT MANAGEMENT, L.L.C.
as a Credit Party

By /s/ Richard M. Kurz

Its CFO

EG, L.L.C., as a Credit Party

By /s/ Richard M. Kurz

Its CFO

WEATHERLY CONSUMER PRODUCTS GROUP,
INC., as a Credit Party

By /s/ Richard M. Kurz

Its CFO

WEATHERLY CONSUMER PRODUCTS, INC.,
as a Credit Party

By /s/ Richard M. Kurz

Its CFO

NBU GROUP, LLC, as a Credit Party

By /s/ Richard M. Kurz

Its CFO